Exhibit 99.1

MIRATI THERAPEUTICS REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS AND PROVIDES BUSINESS UPDATE

Completed Successful Public Offering of Common Stock that Generated $94.9 Million

SAN DIEGO — Nov. 6, 2015 — Mirati Therapeutics, Inc. (“Mirati”) (NASDAQ: MRTX) today reported financial results for the third quarter ended September 30, 2015 and provided an update on its drug development programs.

“Over the last quarter we made substantial progress against our goals, including strengthening our balance sheet,” said Charles M. Baum, M.D., Ph.D., president and CEO, Mirati. “In September, we completed a successful financing that enables us to advance all of our clinical development programs to the next stage.”

Recent and Upcoming Pipeline Highlights

Operations:

•                  Completed a public offering of 2.25 million shares of common stock at $45.00 per share in September 2015, generating net proceeds of $94.9 million

MGCD265: Molecularly targeted kinase inhibitor

•                  World Conference on Lung Cancer 2015: Presented data demonstrating the favorable tolerability and clinical efficacy of MGCD265, with confirmed responses in non-small cell lung cancer (NSCLC) patients with MET and Axl gene amplification

•                  The poster can be found on the Company’s website at www.mirati.com

•                  Additional information about this clinical trial of MGCD265 is available at www.clinicaltrials.gov using identifier: NCT00697632

•                  The Company expects to initiate a single arm, open-label Phase 2 study in NSCLC patients, with driver alterations in MET, by the end of the year. MET alterations occur in up to 7% of NSCLC patients

MGCD516: Molecularly targeted kinase inhibitor

•                  European Cancer Congress (ECC) 2015: Presented interim clinical data from the ongoing Phase 1 dose escalation study of MGCD516 in patients with advanced solid tumors.

•                  Demonstrated that MGCD516 is well tolerated with a favorable pharmacokinetic profile

•                  The poster can be found on the Company’s website at www.mirati.com

•                  Additional information about this clinical trial of MGCD516 is available at www.clinicaltrials.gov using identifier: NCT02219711

•                  The Company has initiated the expansion cohorts in selected patients and expects preliminary data in 2016. The initial focus will be on NSCLC in patients with genetic driver mutations, including RET, Trk and DDR

Mocetinostat: Class I & IV HDAC inhibitor

•                  Announced an immuno-oncology clinical trial collaboration with MedImmune, the global biologic research and development arm of AstraZeneca, to evaluate the safety and efficacy of mocetinostat in combination with durvalumab, an investigational anti-PD-L1 immune checkpoint inhibitor. The initial Phase 2 study will be conducted in patients with NSCLC and is expected to begin in the first half of 2016

Third Quarter 2015 Financial Results

Cash, cash equivalents, and short-term investments were $138.0 million at September 30, 2015, compared to $29.3 million at December 31, 2014. In September 2015, the Company completed a public offering of 2.25 million shares of its common stock, generating net proceeds of $94.9 million.  In February 2015, the Company completed a public offering of 2.6 million shares of its common stock, generating net proceeds of $48.4 million.

Research and development expenses for the third quarter of 2015 were $14.6 million, compared to $6.9 million for the same period in 2014. Research and development expenses for the nine months ended September 30, 2015 were $34.0 million, compared to $19.0 million for the same period in 2014. The increases in research and development expenses primarily reflect costs to advance the clinical development of its three oncology development programs, MGCD265, MGCD516 and mocetinostat. General and administrative expenses for the third quarter of 2015 were $4.2 million, compared to $3.7 million for the same period in 2014. General and administrative expenses for the nine months ended September 30, 2015 were $12.2 million, compared to $9.3 million for the same period in 2014. The increases in general and administrative expenses primarily reflect higher compensation costs including non-cash stock-based compensation expense.

Other income and expense, net, for the third quarter of 2015 was expense of less than $0.1 million compared to income of $1.9 million for the same period in 2014. Other income and expense, net, for the nine months ended September 30, 2015 was income of $0.1 million compared to expense of $4.6 million for the same period in 2014. Other income and expense, net, for the third quarter and nine months ended September 30, 2014 primarily reflects losses arising from the change in fair value of our warrant liability. During 2014, we amended the warrant agreements to allow for the warrants to be denominated in U.S. dollars. The amended warrants qualified for equity classification and were reclassified into stockholders’ equity.

Net loss for the third quarter of 2015 was $18.7 million, or $1.11 per share basic and diluted, compared to net loss of $8.6 million, or $0.64 per share basic and $0.72 per share diluted for the same period in 2014. Net loss for the nine months ended September 30, 2015 was $46.1 million, or, $2.86 per share basic and diluted, compared to net loss of $33.3 million, or $2.47 per share basic and diluted for the same period in 2014.

About Mirati Therapeutics

Mirati Therapeutics develops single agent molecularly targeted cancer treatments and immuno-oncology combination therapies. Mirati’s approach combines the three most important factors in oncology drug development, 1) researching and developing drug candidates that target genetic and epigenetic drivers of cancer, 2) designing creative and agile clinical development strategies that select for patients whose tumors are dependent on specific driver alterations, and 3) leveraging a highly accomplished oncology precision medicine leadership team. The Mirati team uses a blueprint — proven by their prior work — for developing potential breakthrough cancer therapies, with accelerated development paths, in order to improve outcomes for patients. Mirati is advancing three drug candidates through clinical development for multiple oncology indications. More information is available at www.mirati.com.

Forward Looking Statements

Certain statements contained in this news release, other than statements of fact that are independently verifiable at the date hereof, contain “forward-looking” statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve significant risks and uncertainties. For more detailed disclosures and discussions regarding such forward looking statements, please refer to Mirati’s filings with the U.S. Securities and Exchange Commission (“SEC”), including without limitation Mirati’s filings on Forms 10-K, 10-Q, and 8-K. Forward looking statements are based on the current expectations of management and upon what management believes to be reasonable assumptions based on information currently available to it. Such statements can usually be identified by the use of words such as “may,” “would,” “believe,” “intend,” “plan,” “anticipate,” “estimate,” “expect,” and other similar terminology, or by statements that certain actions, events or results “may” or “would” be taken, occur or be achieved. Such statements include, but are not limited to, statements regarding Mirati’s development plans and timelines, potential regulatory actions, expected use of cash resources, the timing and results of clinical trials, and the potential benefits of and markets for Mirati’s product candidates. Forward looking statements involve significant risks and uncertainties and are neither a prediction nor a guarantee that future events or circumstances will occur. Such risks include, but are not limited to, potential delays in development timelines or negative clinical trial results, reliance on third parties for development efforts, changes in the competitive landscape, changes in the standard of care, as well as other risks described in Mirati’s filings with the SEC. We are including this cautionary note to make applicable, and to take advantage of, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for forward-looking statements. The information in this news release is given as of the date above and Mirati expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

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Company Contact:

Anne Erickson

Mirati Therapeutics Inc.

Investor Relations and Corporate Communications

858-332-3532

ericksona@mirati.com

Investor Relations and Media Relations:

Jason Spark

Canale Communications

619-849-6005

jason@canalecomm.com

Mirati Therapeutics, Inc.

Consolidated Balance Sheets

(in thousands)

	September 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets
Cash, cash equivalents and short-term investments	$138,013	$29,303
Other current assets	3,025	3,354
Total current assets	141,038	32,657

Property and equipment, net	639	496
Other assets	2,001	326
Total assets	$143,678	$33,479

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	9,769	5,396
Other liability	52	21
Total liabilities	9,821	5,417

Stockholders’ equity	133,857	28,062
Total liabilities and stockholders’ equity	$143,678	$33,479

Mirati Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands except per share data, unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2015	2014	2015	2014
Expenses
Research and development	$14,563	$6,886	$34,046	$18,995
General and administrative	4,161	3,662	12,180	9,333
Restructuring costs	—	—	—	334
Total operating expenses	18,724	10,548	46,226	28,662

Loss from operations	(18,724)	(10,548)	(46,226)	(28,662)

Other income (expense), net	(17)	1,931	99	(4,649)

Net loss	$(18,741)	$(8,617)	$(46,127)	$(33,311)

Unrealized gain (loss) on available-for-sale investments	6	(12)	2	22

Comprehensive loss	$(18,735)	$(8,629)	$(46,125)	$(33,289)

Basic net loss per share	$(1.11)	$(0.64)	$(2.86)	$(2.47)
Diluted net loss per share	$(1.11)	$(0.72)	$(2.86)	$(2.47)

Weighted average number of shares used in computing net loss per share, basic	16,842	13,527	16,103	13,479
Weighted average number of shares used in computing net loss per share, diluted	16,842	14,717	16,103	13,479